FOR IMMEDIATE RELEASE
February 6, 2018

DISCOVERY COMMUNICATIONS RECEIVES EUROPEAN COMMISSION CLEARANCE TO ACQUIRE SCRIPPS NETWORKS INTERACTIVE

SILVER SPRING, Maryland, February 6, 2018 – Discovery Communications, Inc. (Nasdaq: DISCA, DISCB, DISCK) (“Discovery”) announced today that the European Commission (EC) has cleared Discovery’s proposed acquisition of Scripps Networks Interactive, subject to conditions.

This regulatory milestone is an important step towards closing the transaction. The EC's approval is conditional on Discovery’s commitment to offer third party distributors the right, on a non-exclusive and unbundled basis, to distribute TVN24 and/or TVN24 BiS in Poland.

“We are pleased with the positive decision of the European Commission,” said David Zaslav, President and Chief Executive Officer, Discovery. “We believe that joining the Discovery and Scripps Networks’ family of brands and assets will allow us to better serve our passionate fans with more content on more platforms worldwide, while at the same time optimizing our business for greater efficiency.”

Discovery announced in July 2017 that it had reached a definitive agreement to acquire Scripps Networks in a cash-and-stock transaction. The combination of the companies is expected to extend Scripps Networks’ content to international audiences, increase opportunities for advertisers and digital distribution partners, and unlock significant cost synergies.

The closing of the proposed transaction is subject to obtaining additional antitrust clearances and satisfying other customary closing conditions. The transaction is expected to close later in 1Q 2018.

Until legal close, the companies will continue to operate as separate and independent entities.

About Discovery Communications:
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) satisfies curiosity and captivates superfans around the globe with a portfolio of premium nonfiction, lifestyle, sports and kids content brands including Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. Available in more than 220 countries and territories, Discovery's programming reaches 3 billion cumulative viewers, who together consume 54 billion hours of Discovery content each year. Discovery’s offering extends beyond traditional TV to all screens, including TV Everywhere products such as the GO portfolio and Discovery Kids Play; over-the-top streaming services such as Eurosport Player; digital-first and social video from Group Nine Media; and virtual reality storytelling through Discovery VR. For more information, please visit www.discoverycommunications.com.

CONTACTS:
Media
Catherine Frymark
Catherine_Frymark@discovery.com
+1-240-662-2934

Investor Relations
Andrew Slabin
Andrew_Slabin@discovery.com
+1-212-548-5544

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